PolarityTE, Inc.
Code of Conduct
and Business Ethics

August 2017

CONTENTS

1. INTRODUCTION

At PolarityTE, Inc., our goal is and has always been to develop and make available unique products that address the unmet medical needs of patients with chronic and life-threatening conditions. There is no higher priority for us.

To help us meet this goal, we have also developed our Five Strategic Objectives. These Objectives are intended to provide us with direction in our daily activities and to serve as a reminder of the way that we will conduct our activities as we strive to transform our goal into reality.

One of our Five Strategic Objectives is to achieve our goal by doing the right thing and using the highest ethical standards. It is not enough to say that we are passionate about our goal of helping patients, how we go about doing it is equally important. At Polarity, we are committed to maintaining the highest standards of ethical, moral, quality and professional conduct in all aspects of our activities.

In today's rapidly changing, global healthcare environment, ethical business conduct requires more than adherence to legal requirements. Knowing how to do the right thing is not always easy, especially when faced with diverse and complex legal and regulatory requirements and the needs of patients and others in a rapidly evolving healthcare system. Our Code of Conduct and Business Ethics ("Code") has been developed to provide you with a reasoned approach to decision-making; to help you select the course of the highest integrity in all matters involving Polarity' business and to ensure that our stakeholders' interests are appropriately balanced, protected and preserved. This Code is designed to deter wrongdoing and promote honest and ethical conduct. In everything we do, we must comply with all applicable laws and regulations, including those requiring full compliance with such a Code like this one. This Code builds on and enhances the Company's long history of prior compliance efforts.

Our Code applies to all employees, Officers and Directors of PolarityTE, Inc. and its subsidiaries worldwide (collectively, "Polarity", "POLARITY", "Company", "we", "us" or "our"), as well as all contractors, vendors and consultants when acting on behalf of the Company who are directed to engage in or are involved in activities relating to the research, development, manufacturing, sale, distribution, promotion, marketing or education of POLARITY products or any interactions with any governmental agency or government official (collectively, "POLARITY Personnel"). Our Code is the foundation that sets forth the fundamental principles upon which our specific policies and procedures have been developed.[1]

[1] For such contractors, vendors and consultants, POLARITY expects such entities to acknowledge their under- standing and commitment to comply with the pro- visions of this Code of Conduct and will train their own employees regarding these provisions. POLARITY will provide access through its website, contracts or paper forms for such acknowledgement. POLARITY can provide further guidance, upon request.

In addition to this Code, POLARITY Personnel are required to adhere to all laws and regulations, as well as POLARITY policies and procedures that are relevant to their particular business activities, subsidiary or geographic region. Compliance with all applicable laws and regulations, our Code, and Company policies and procedures will be considered in the evaluation of your performance. Failure to comply with these standards will result in appropriate corrective action, up to and including termination of employment or contracts, depending upon the circumstances. Thus, it is important that you take the time to carefully review our Code and gain a full appreciation of the Company's expectation that you will observe the highest standards of ethical, moral, and professional conduct in all aspects of your activities. After you have carefully reviewed our Code, you will be required to certify that you will fully comply with it.

2. LEGAL COMPLIANCE AND ETHICAL PRACTICES

2.1 Compliance with Laws and Regulations

Our global business operations are highly regulated. Obeying laws and regulations, both in letter and in spirit, is the foundation upon which this Code is built and how our Company conducts its business. It is the responsibility of all POLARITY Personnel to be familiar with and to comply with the governmental and other laws, rules and regulations that apply to our operations.

In addition to the laws and regulations that govern the research, development, manufacturing, marketing, promotion, distribution and sales of our products, Polarity also strives to meet or exceed applicable regulatory authority requirements for current Good Manufacturing, Clinical and Laboratory Practices (cGXPs) as part of its commitment to patient safety. POLARITY Personnel that conduct or oversee cGXP-related activities on behalf of the Company are expected to be familiar with and to comply with all applicable regulatory guidelines that apply to these operations.

2.2 Interactions with Healthcare Professionals and Organizations

Polarity is committed to the appropriate use of its products and recognizes the importance of providing Healthcare Professionals (HCPs) and Healthcare Organizations (HCOs) with the information needed to make fully informed prescribing decisions. Since the Company provides information through various channels, it is critical that interactions and communications fully conform to the applicable approved product labeling and meet the highest professional, marketing and promotional standards.

All interactions and communications undertaken on behalf of the Company with HCPs and HCOs that involve promoting the Company's products to HCPs and HCOs, providing scientific and educational information, and/or supporting medical education must be conducted in a manner that is fair and balanced, scientifically rigorous, and compliant with applicable laws and regulations, professional standards set forth in applicable industry codes of conduct, such as the PhRMA Code on Interactions with Health Care

Professionals, and applicable Company policies.

For the purposes of this Code, an HCP is any person or entity that interacts directly with patients for the diagnosis or treatment of the patient, and is licensed to prescribe drugs for medical use, or is in a position to arrange for or recommend the purchase or prescription or formulary placement of any Company product. Hospitals, clinics, medical practices, universities, pharmacies, professional organizations, medical societies, payors, distributors/wholesalers, specialty pharmacies, and other entities in a position to arrange for or recommend the purchase or prescription or formulary placement of any Company product are referred to in this Code as HCOs.

There are four basic and different ways that Polarity might interact with HCPs:

a. Research and Development: HCPs assist Polarity in conducting clinical trials and to better understand products that we are developing, including their potential applications.

b. Professional advising: HCPs advise Polarity on specific scientific, therapeutic, and product related questions.

c. Professional education: Polarity sometimes retains or sponsors HCPs to provide educational and promotional programming to other HCPs, to patients, and to patient support groups relative to health conditions and treatments.

d. Professional promotional interactions: Authorized POLARITY Personnel meet with HCPs in authorized settings to review promotional information about Polarity products.

All individuals who are employed by or act on behalf of Polarity and who visit or otherwise interact with HCPs and HCOs must complete training about applicable Company policies and procedures, Federal and state laws and regulations, and industry codes of practice that govern their interactions with HCPs.

2.3 Preventing Bribery and Corruption

PolarityTE, Inc. has a zero tolerance policy with respect to bribery and corruption. The Company will not tolerate bribery to any person, in any form, at any time, for any reason. Such conduct is inconsistent with our Company values as well as the laws of many countries.

POLARITY Personnel must comply with all applicable anti- bribery laws. POLARITY Personnel are not permitted to provide payments, gifts or other incentives to HCPs or government employees or officials that would violate or would even create an appearance of violating any anti-bribery or anti-corruption laws.

Business courtesies such as nominal gifts, modest meals and other business courtesies should not be offered or accepted, except in those circumstances where they are clearly lawful under the applicable law, such as, in the United States, a dinner for a business purpose held with a non-HCP vendor in an appropriate venue and subject to an applicable meal limit. Special restrictions apply to interactions with U.S. government officials, as further discussed below. No business courtesy may, under any circumstances, be accepted or offered where a reasonable person might conclude that the courtesy has been offered with any expectation or obligation. All guidance provided elsewhere in company policies and procedures must be considered and adhered to in determining whether a particular business courtesy is appropriate. If you have any doubt as to the appropriateness of offering or receiving a business courtesy, consult

the Compliance Department before offering or receiving the courtesy.

Interactions with Healthcare Professionals

Offering, soliciting, paying or receiving an inducement or reward (in cash or in kind, directly or indirectly) in exchange for the purchase of or recommendation to purchase a product or service reimbursed by a federal healthcare program is prohibited under the U.S. Federal Anti-Kickback Statute and similar laws applicable to our activities outside of the U.S. U.S. state anti-kickback and other laws may make it a violation of law to engage in kickback arrangements that do not involve the federal healthcare programs.

It is Company policy to comply with these laws and regulations, including but not limited to those that prohibit offering or giving kickbacks or other improper inducements to HCPs. Interactions with vendors, customers, competitors, collaborators, HCPs, HCOs, patients and government officials must comply with all applicable anti-kickback and anti-bribery laws. Business must be awarded and earned solely based upon the quality and value of the product or service provided. Any arrangements with HCPs including, for example, business courtesies, fee for service consulting agreements, research grants, or the provision of educational items must comply with all applicable laws and regulations, as well as all Company policies, procedures and guidelines.

Educational items that are designed primarily for the education of patients or HCPs and do not have value to the HCP outside of their professional responsibilities may be appropriate, if approved using the Company's internal review process. Provision of meals in conjunction with certain types of events, such as educational discussions or programs, is only permitted to the extent that they are provided in compliance with applicable Company policies.

Examples of impermissible payments, gifts and other incentives include, but are not limited to, cash payments, personal gifts, lavish meals, recreation, entertainment, and sham or excessive consulting arrangements (i.e., arrangements that are beyond the legitimate need or that involve payments that do not reflect fair market value).

U.S. Government Officials

Various laws limit or prohibit what federal, state, and local government-elected and appointed officials and other government employees may accept from companies and individuals. As examples, the rules of the U.S. House of Representatives and Senate prohibit any gift from the employees of companies registered under the Lobbying Disclosure Act. Other individuals and companies are limited to expenditures of less than $50 per event and $100 per year to any member of Congress and staff employees. Executive branch officials and employees of the federal government are limited to $20 per event and $50 per year from anyone who has any business interest with the recipient's agency. Many states have similar prohibitions with varying limitations and prohibitions. Also federal and state civil rules authorize the termination of contracts and other penalties for any gift which could influence the award or administration of a contract. No gift, including meals, should be given to a U.S. public official without confirming in advance with the Compliance Department that the gift is permitted by law.

Government Officials Outside of the U.S.

The U.S. Foreign Corrupt Practices Act (FCPA), U.K. Bribery Act and other anti-corruption laws may apply to and prohibit business courtesies and other benefits, such as, for example, cash, gifts, travel, entertainment, commissions, shares, debt forgiveness or discounts. Moreover, these laws may be applicable even when a payment occurs outside of the recipient's home country or where an intermediary or third party is used to facilitate the transaction or arrangement.

Company policy strictly prohibits, directly or indirectly, offering, authorizing, promising, paying, or giving anything of value to foreign government officials and public employees (including, but not limited to, employees of state-owned or state-controlled companies or institutions, such as hospitals and universities), candidates for political office, or political parties for the purpose of obtaining or retaining business, directing business to anyone or gaining an improper advantage. These prohibitions are not limited to cash payments but cover anything that has any value to the recipient. POLARITY Personnel must comply with both the letter and the spirit of these requirements, as well as all relevant country-specific prohibitions.

Laws regarding reimbursement of expenses for government personnel vary by the applicable agency and country. Before offering to make or making any such payment, the Company's Legal Department must be consulted.

2.4 Commercial Business Associates

Although providing a business courtesy to a commercial business associate, such as a modest meal, gift or entertainment, may be acceptable under certain circumstances, the business courtesy must be reasonable in nature, permissible under applicable laws and regulations, and compatible with industry standards and local customs. The laws of many states and other countries in which the Company does business outlaw commercial bribery, and accordingly, the Company prohibits offering or giving of business courtesies or any other things of value to a commercial business associate as a kickback or improper inducement. Please refer to Section 2.3 for further guidance on business courtesies. If there is any doubt as to the propriety of a business courtesy, please secure guidance from the Company's Compliance Department or Legal Department.

2.5 Antitrust and Competition Law Compliance

Polarity is committed to a policy of vigorous, lawful, and ethical competition under U.S. antitrust laws, the European Community's competition laws, and the laws of other countries that are designed to facilitate a competitive economy (collectively, the "antitrust laws"). Furthermore, we will compete vigorously and fairly by trying to outperform our competitors through superior performance, meeting patients' needs, and making medically significant innovations – and never through unethical or illegal business practices.

Prohibited topics to discuss with a competitor include:

- Past, present, or future prices or terms of sale. Do not discuss what United Therapeutics or any of its competitors has charged, does charge, should charge, could charge, or will charge for any product, including the terms of sale. ("Price" in this context includes any and all forms of discounting.)
- Sales or refusals to sell to specific customers or classes of customers.
- Purchases or refusals to purchase from specific vendors or classes of vendors.
- Non-public information about product development plans or pipeline products, including decisions not to pursue certain R&D or development opportunities.
- Disparaging or misrepresented facts or rumors about other competitors.

In addition, the antitrust laws may prohibit certain types of conduct by companies that have "market power" or significant market share which is designed to exclude competitors from entering or competing effectively in those markets, such as certain "tying" arrangements. The antitrust laws also sometimes prohibit price discrimination (i.e., selling the same product at different prices to two different customers who compete with each other in the resale of the product). Any questions regarding possible actions that might have potential antitrust implications should be directed to the Company's Legal Department.

2.6 International Trade Controls

Many countries regulate international trade transactions — imports, exports, and international financial transactions — for national security and foreign policy purposes. POLARITY is committed to complying with all applicable international trade controls in all countries in which it conducts business. Employees whose job functions involve international trade must be knowledgeable of and compliant with all applicable trade controls and relevant Polarity policies and procedures.

International trade controls can affect many aspects of Polarity' business, including the movement or transmission of goods, services, and technology across national borders. In the United States, for example, export control laws and regulations require licenses for the export or reexport of goods, software and technology to certain countries and end-users or for certain end- uses. They apply broadly to intangible transfers of technology and information (e.g., by email or internet access), including releases of certain information to foreign nationals within the United States. U.S. economic sanctions laws broadly prohibit most trade or financial transactions involving embargoed countries such as Cuba, North Korea, Iran, Sudan and Syria, or involving designated terrorists, weapons proliferators, narcotics traffickers, etc. U.S. laws also prohibit companies from cooperating with the Arab League boycott of Israel, and customs laws impose numerous requirements on the importation of goods into the United States, as well as shipping and import/export documentation, reporting, and record- keeping requirements.

If you have questions or concerns relating to international trade controls, you should consult with the Company's Legal Department.

3. CONFLICTS OF INTEREST

A conflict of interest is generally present when a personal or private interest competes with professional duties and either does or may appear to influence the ability of a party to objectively perform a duty. Although it is impossible to provide an exhaustive list, a conflict of interest involving POLARITY Personnel may arise if a transaction or activity:

a. Is contrary to the best interest of the Company;

b. Potentially could or actually does result in personal and private gain or benefit;

c. Compromises or appears to compromise the ability to make an impartial business decision on behalf of Polarity; or

d. Results in an individual representing the Company, such as an employee, or their family member, receiving personal benefits as a result of his or her position in or as an agent of the Company.

POLARITY Personnel are strictly prohibited from engaging in any activities that may result in a conflict of interest with the Company, unless a written exception is obtained from the Company's Legal Department (or the Board of Directors, if the person requesting an exception is an executive officer or Director of the Company).

All POLARITY Personnel should avoid any circumstance that could even lead to the appearance of a conflict of interest. It is important to remember that the competing interest does not have to be financial; it may include anything that could influence a decision-maker's judgment. Accordingly, when in doubt, seek guidance from the Company's Legal Department.

Some common conflict of interest situations are:

- *Financial Interests*
  Holding, by a Polarity employee or by his/her immediate family, of a direct or indirect benefit, ownership, or other interest (but excluding a 2% or less interest in a publicly traded stock) in a competitor, vendor, or customer

- *Employment*
  Being employed by, providing consulting services for, or serving as an officer or director of another company that has a relationship with POLARITY, including but not limited to POLARITY competitors, vendors, customers, or suppliers

- *Business and Financial Transactions*
  Conducting business transactions on behalf of POLARITY with an entity that employs an immediate family member unless the arrangement is clearly documented and agreed to in advance by the Company's Legal Department

  Entering into personal financial transactions with an employee or representative of a competitor, vendor, or customer

  Selling of competitive services or products

- Corporate Opportunities
  Using or disclosing non-public information acquired as a result of employment or a contractual relationship with Polarity

  Taking advantage of business opportunities that rightfully belong to Polarity, such as rights to a product or process

- *Non-Business Activities*
  The unauthorized use of the Company name, assets or facilities in a manner that creates or could create the appearance of a Company endorsement
- *Personal Use of Company Property and Information*
  Use or diversion of Company property, including services or information, for the benefit of POLARITY Personnel or to facilitate activities that are not approved by the Company or are unrelated to the business of the Company

The above examples are provided for illustration and do not represent a comprehensive listing of all potential conflict of interest situations.

It is important to note that there are extensive conflict of interest laws and regulations regarding the employment or engagement of former government employees (both military and civilian) in the United States and elsewhere. These rules govern discussions or negotiations with current public employees regarding post-government employment, or their use as consultants or subcontractors. Conflict of interest laws and regulations must be fully and carefully observed. When in doubt regarding these limitations, please immediately consult with the Company's Legal Department.

4. POLITICAL CONTRIBUTIONS AND ACTIVITIES

It is recognized that as a member of a highly regulated and publicly visible industry, certain political initiatives may affect the Company's business. Polarity may from time to time express its views on national and local issues.

POLARITY Personnel who are not authorized by the General Counsel to engage in political or lobbying activities may not make any loan, donation, contribution or payment to a political party, candidate, or political action committee, on behalf of the Company or its affiliates, nor shall they cause the Company to reimburse any individual who provides such support.

Nothing contained in this Code shall prohibit POLARITY Personnel from engaging in political or advocacy activities as a private citizen, in his or her name, provided that the action is exclusively on their own time and accord and is not an indirect means of accomplishing any prohibited act.

For questions relating to political contributions and activities, consult with the Company's Legal Department.

5. THE WORKPLACE

5.1 Interactions with Others

Polarity values diversity and is firmly committed to providing equal opportunity and a positive working environment in all aspects of employment. In addition to the information contained herein, the Company maintains policies setting forth its expectations for non-discrimination and a harassment-free work environment, which also include important information on reporting requirements.

Discrimination is prohibited based on race, color, religion, national origin, sexual orientation, sex, age, disability or any other legally prohibited basis. This applies to all employment practices, including recruiting, hiring, pay, performance reviews, training and development, promotions, and other terms and conditions of employment.

Polarity does not permit any form of harassment. This includes any form of abusive conduct, such as verbal, non-verbal, or physical conduct, that creates an intimidating, hostile, or offensive work environment; unreasonably interferes with an individual's work performance; adversely affects an individual's employment opportunities; or that demeans or shows hostility toward an individual because of his or her race, color, religion, national origin, sexual orientation, sex, age, disability, or any other legally prohibited basis.

Fellow employees, colleagues, customers, vendors, competitors, health professionals, patients, and government officials are to be treated with respect. Disruptive, abusive, or otherwise inappropriate behavior at work or while representing Polarity will not be tolerated.

The Company encourages its employees to speak out if they believe, in good faith, that a co-worker's conduct is improper or if it makes them uncomfortable. Any form of harassment must be reported. Appropriate reporting may be undertaken by using any of the mechanisms discussed in Section 12 below. Please refer to the POLARITY Policy on Sexual Harassment and Other Discriminatory Harassment for further guidance.

5.2 Health, Safety and the Environment

Polarity is committed to socially responsible business practices, such as providing a safe and healthy work environment for employees and to preserving and protecting the environment.

POLARITY Personnel must comply with the Company's relevant environmental, health, and safety policies and procedures, as well as applicable local laws and regulations. Employees must participate in required training and perform their jobs in a manner that promotes a safe and healthy work place while also preserving and protecting the environment. Any conditions perceived to be unsafe, unhealthy, or hazardous to the environment should be reported promptly using one of the mechanisms discussed in Section 12 below.

For additional information regarding training requirements and/or health, safety or environmental issues, please refer to the POLARITY Policy on Health and Safety, consult with the individuals that are responsible for safety in the workspace, a Human Resources representative, or the Company's Compliance Department.

6. POLARITY PROPERTY AND RESOURCES

All POLARITY Personnel have a duty to protect and ensure the efficient use of the Company's assets. POLARITY Personnel are responsible for the appropriate use of Company facilities, equipment, and services. Any suspected incident of theft or fraud must be reported promptly using one of the mechanisms discussed in Section 12 below.

POLARITY Personnel are not permitted to access another employee's office or computer unless prior permission is received from that employee or a supervisor or other appropriate authority in instances where such action is necessary to conduct Company business. It is against Company policy to use or divert any Company property, including services of other employees and Company information, for personal advantage or benefit or for use in outside business activities or non-business activities unrelated to the Company. It is also against Company policy to use the Company's letterhead when writing non-Company correspondence.

6.1 Equipment and Electronic Communications

Polarity' computers, communications devices/equipment, and networks may only be used in accordance with Company policy and may never be used to access, receive, or transmit material that is illegal or inappropriate. If sending proprietary or confidential information to persons outside of the Company's email system or if receiving information from persons that are transmitting such information via a non-Company email or data transfer system, the Company's IT safety protocols and precautions must be observed.

All Company-provided computers and communications devices/equipment, including but not limited to, laptops, computer tablets (e.g. i-Pads) and mobile telephones, should be password protected and properly secured. No software that is not properly licensed or lawfully acquired may be introduced into a Company computer or communications device. Further, no software of any kind may be introduced into Company-provided computers and communications devices/equipment without the advance approval of the Polarity IT Department.

While Company equipment is intended to be used only for Company business, it is recognized that POLARITY Personnel may occasionally use POLARITY computers, mobile devices and email for personal matters. This use should be reasonable and kept to a minimum. Where this occurs, the Company does not guarantee the privacy of these communications. Any records and/or data contained on Company equipment shall be deemed to be Company property. Such information, like any of the Company's business records (including email and computer records) may become subject to internal review and/or public disclosure in the course of internal investigations, internal audits, litigation or governmental investigations.

Polarity reserves the right to monitor and review all information and data on any device used to undertake Company business, including:
a) logs detailing employees' Internet usage, b) electronic mail and messages, and c) computer files. The Company expressly reserves the right to access an employee's Company-provided computer, communications devices/equipment, and any other electronic device issued by the Company to an employee at any time and without reason or cause to the fullest extent permissible under law. Please refer to the POLARITY Technology Policy for further guidance.

7. RECORD KEEPING, PUBLIC DISCLOSURE, AND INFORMATION MANAGEMENT

7.1 Record Keeping

The Company is required to compile and maintain numerous records and substantial information, and to file reports and applications with various government agencies. Virtually all of these agencies operate under laws that make it a crime – punishable by fines and/or imprisonment – to knowingly submit false or incomplete information, to fail to submit required information, or to fail to submit information within the required time period. Carelessness alone may be viewed as constituting an offense in some instances and may, however incorrectly, call into question the Company's competency and good faith. Accordingly, Polarity requires POLARITY Personnel that prepare information, records, or submissions for governmental agencies, or who otherwise deal with such agencies, to do so in a diligent, accurate, timely, and ethical manner.

Company records, such as laboratory notebooks, product information, contracts, financial information, and government filings, must be an accurate and complete record of such activities and transactions. Please refer to the POLARITY Contracting Policy for further guidance. All data must be recorded and maintained according to Polarity' Operating Procedures, including but not limited to relevant business, scientific, manufacturing, and Quality Assurance/ Quality Control Standard Operating Procedures (SOPs), and in accordance with all applicable laws and regulations.

Since the manner in which information is recorded may be viewed as a reflection of the Company's scientific and business integrity, all POLARITY Personnel are responsible for adhering to the highest standards of their profession when conducting business on behalf of the Company. Reports and interpretation of data and results (including financial results) must be done in good faith and in such a manner to prevent misleading the reader or disguising or misrepresenting any facts or findings. Falsification of records or misrepresentation of facts is strictly prohibited by the Company.

Business records and communications often become public and therefore the content of such records and communication must be professional, precise, and accurate. Company communications of any nature should not contain exaggeration, unsubstantiated derogatory remarks, inappropriate legal conclusions, guesswork, or inappropriate characterizations of people and companies. This applies equally to electronic communications (such as email), internal memoranda, and formal reports.

7.2 Record Retention

Company records must be maintained, stored and, when appropriate, destroyed in accordance with the Company's record retention policies, and in compliance with applicable laws and regulations (e.g., drug regulatory, environmental, tax, employment, and trade regulations and government contracts terms and conditions). Under certain circumstances, such as litigation or governmental agency requests, the Company may be required to preserve documents and information beyond their normal retention period.

All POLARITY Personnel are expected to be familiar with the specific requirements of this Code and the Company's document retention requirements as relevant to the nature of their business activities. Please refer to the POLARITY Record Retention Policy for further guidance. If a question arises as to your obligations relative to record retention, please contact the Company's Legal Department.

7.3 Public Disclosure

Financial transactions must be recorded accurately, fully and in accordance with Generally Accepted Accounting Principles (GAAP) and Polarity' internal accounting procedures. POLARITY Personnel are responsible for ensuring that all payments and transactions are properly authorized by the Company's management and accurately recorded in the Company's books, records, and accounts in reasonable detail. POLARITY Personnel are prohibited from creating false, misleading, or incomplete books, records, and accounts. Maintaining undisclosed or unrecorded funds or assets established for any purpose is prohibited.

Full, fair, accurate, timely, and understandable financial disclosure is required in all reports and documents that the Company files with, or submits to, any regulatory body, including the Securities and Exchange Commission (the "SEC"), as well as in any public communications.

All POLARITY Personnel who participate in the preparation of any part of the Company's financial statements, SEC and other regulatory financial disclosures and/or other public communications – including, but not limited to, the principal executive officer, the principal financial officer, the controller or principal accounting officer, and any other employee who performs a similar function – have a responsibility to ensure that these disclosures and communications are complete and accurate and that they do not contain any false or materially misleading entries or information.

POLARITY Personnel with concerns regarding the Company's SEC disclosures, accounting or internal accounting controls or auditing matters must report those concerns promptly using one of the mechanisms discussed in Section 12 below or by contacting the Audit Committee directly in accordance with the Company's Audit Committee Procedures for Handling Accounting and Auditing Complaints and Concerns.

7.4 Intellectual Property, Including Proprietary Information

Information is one of the Company's most valuable assets. The obligation to protect the assets of Polarity encompasses Confidential Information, such as intellectual property and proprietary information. Intellectual property and proprietary information includes information that is essential to the Company's ability to maintain it competitive advantage, as well as its ability to develop new, innovative medicines and technologies. Examples include patents, patent applications, trade secrets, trade names, trademarks, service marks and copyrights.

All POLARITY Personnel are expected to handle the Company's intellectual property and proprietary information in a responsible manner that protects the highly sensitive nature of the information as well as the information's commercial value to the Company. Inventions, new works of authorship, scientific or medical advances and/or innovative solutions to healthcare or business problems should be properly documented and protected. POLARITY Personnel should contact the Legal Department for all questions relating to proper treatment or use of the Company's intellectual property.

If you believe that Intellectual Property of POLARITY is being infringed or otherwise used unlawfully or without the Company's permission, you should contact the Company's Legal Department.

Copyrights and other intellectual property rights of third parties should be respected and not infringed upon by POLARITY Personnel or any other person or entity acting on behalf of the Company. POLARITY Personnel should refer to the Company Copyright Policy for guidance on proper use of copyrighted material or contact the Legal Department.

7.5 Confidentiality

POLARITY's Confidential Information: POLARITY's "Confidential Information" includes intellectual property as well as proprietary information about the Company's operations, performance, technology, products and/ or personnel. Confidential Information includes but is not limited to information that has not been publicly disclosed by an authorized spokesperson of the Company or is not available from public sources. Protecting Confidential Information is critical to maintaining the Company's competitive edge and is the responsibility of all POLARITY Personnel. POLARITY Personnel are required to sign employment and non- competition agreements that contain confidentiality provisions and must abide by their terms.

Some examples of Confidential Information are:

- Research and scientific data
- Clinical study information
- Technical designs and processes
- Manufacturing designs and processes
- Financial records and data
- Marketing and business plans
- Unpublished patent applications
- Information that would enable a competitor to gain a competitive advantage
- Information that may influence Polarity' share value

POLARITY Personnel must take appropriate precautions to ensure that Confidential Information, whether proprietary to POLARITY, to another Company or person, or to a government, is not communicated within or outside of the Company, except to POLARITY Personnel who need to know the Confidential Information in order to properly perform their responsibilities. It is important to note that the obligation to preserve and protect Confidential Information will continue even after you are no longer deemed to be a POLARITY Personnel. Please refer to the POLARITY External Communication Policy for further detail.

Confidential Information that Belongs to Others:
POLARITY Personnel are also expected to respect the legitimate property rights of others. Use of information about other companies is acceptable only when the information is obtained through the public domain or when the Company lawfully receives the Confidential Information from its owner or an authorized party.

POLARITY Personnel are not to use or disclose another company's Confidential Information unless it was properly obtained. Confidential Information rightfully provided to the Company must be protected in accordance with contractual obligations and may not be used or disclosed by POLARITY Personnel except according to the terms under which it was provided.

8. PRIVACY

While privacy obligations differ from country to country, it is important to note that many countries have adopted laws to protect personal information that is gathered from various sources, including patients, clinical trial subjects, customers, healthcare providers and employees.

Polarity is committed to protecting the privacy and integrity of personal information that comes into its possession. While the Company may collect personal information as legally permissible, it will only collect such information for legitimate business purposes and shall retain it only as long as is necessary or required by law. In addition to the information contained herein, POLARITY maintains policies setting forth its expectations for protecting privacy of personal information. Please refer to the POLARITY Corporate Privacy Policy for further guidance.

Additionally, the Company proactively takes precautions to safeguard the security of personal information when it is collected, processed, stored and transferred. It also provides notices and obtains required consents as required by local laws and regulations.

In its commercial activities, the Company may use de-identified prescriber data, where permitted by law. When used, the Company strives to act responsibly. Polarity will act consistently with any restriction on the use of data that is legally required or reflected in an operative authorization or consent.

9. INSIDER TRADING

All non-public information about the Company (or another company if obtained during the course of your service for POLARITY) should be considered Confidential Information. Confidential Information that could affect the price of a security (Polarity' or another company's) or that could be considered important by investors trading in a company's securities (e.g., shares of stock) is commonly referred to as "material, non-public" or "inside" information. "Inside" information can include positive or negative information. The use of "inside" information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal; doing so can result in fines and criminal prosecution for both the person who trades and the person who divulges the information.

POLARITY Personnel who have access to inside information are not permitted to trade on the basis of that information, advise anyone else to do so or otherwise use or share that information for securities trading purposes or for any other purpose except in the conduct of the Company's business and in strict conformance with all applicable laws and regulations.

To avoid even the appearance of trading on inside information, all employees, Officers and Directors are restricted to specific "trading windows" during which they can trade in the Company's stock. In addition, certain employees and Officers and all Directors are required to request pre-clearance with the Company's Legal Department prior to trading in POLARITY stock (whether during an open trading window or not).

Please refer to the policy entitled PolarityTE, Inc. and its Subsidiaries – Statement of Company Policy – Securities Trades by Company Personnel for further information and instructions relative to the trading of POLARITY securities, as it contains important restrictions and guidance on trading in Company securities. This policy also prohibits trading in Company securities to achieve "short swing" profits, and prohibits certain transactions involving Company securities altogether (e.g., trading in derivatives, short-selling, purchasing Company stock on margin). When in doubt, seek assistance. Any questions can be addressed to the Company's Legal Department.

10. SCIENTIFIC INTEGRITY

Research integrity is fundamental to the scientific process and to the ability of Polarity to bring novel products to market.

All POLARITY Personnel, as relevant, are expected to protect the integrity of the Company's research and development process by ensuring that all research, including but not limited to non- clinical and clinical development, is conducted according to applicable laws and regulations and to the generally accepted ethical standard of the scientific community.

Scientific misconduct in all of its possible forms is prohibited. Examples of scientific misconduct include, but are not limited to, fabrication, falsification, or plagiarism in proposing, conducting, or reporting research, disregarding the intellectual contributions and property of others, impeding the progress of research, and corrupting the scientific record.

Research Transparency

Polarity is committed to providing a high degree of transparency relative to the research that it conducts and sponsors, as well as the results and outcomes of such research. The Company registers and regularly submits information about the clinical trials that it conducts and sponsors on a publicly available database. Further, the Company strives to present and publish the results of clinical trials that it conducts or sponsors in a timely manner and seeks the same commitment from the clinical investigators that it collaborates with on these clinical trials, regardless of outcome.

Consistent with the standards of the International Committee of Medical Journal Editors (ICMJE), all persons who are designated as authors of a Company-sponsored publication must in fact qualify for authorship and all qualified persons must be listed as authors. Any publication contributors that do not qualify as authors should be listed in the acknowledgement section of the publication. Please refer to the POLARITY Policy on Scientific Publications for further guidance.

Monitoring the Safety, Performance and Quality of Products

Patient safety, through the optimal performance and quality of our products, is fundamental to the mission of Polarity. We are committed to assuring that our products have and maintain an acceptable risk to benefit profile when used in accordance with the product labeling and good medical practice. The Company performs extensive and robust pre-clinical and clinical testing to identify the safety and tolerability profile of our products and, once approved for use, we continuously monitor our products through the use of post-marketing surveillance and spontaneous reports from prescribers and consumers.

While all pharmaceuticals have possible side effects, Polarity is committed to working with regulators to provide Healthcare Professionals, as well as patients and their care givers, with accurate prescribing information for our products. It is the responsibility of all POLARITY Personnel to promptly report any adverse drug experiences to the Company's Global Drug Safety Department.

Treatment of Animals

Whenever possible, Polarity is committed to the development and use of scientifically validated alternative testing methods that do not utilize animals. In those circumstances when it is necessary to use animals to conduct research, Polarity acknowledges its responsibility to ensure that animals included in studies conducted on its behalf are treated with respect and with a high level of humane and ethical concern as required by law.

When alternative methods are not possible, the Company requires that only as many animals as required for research should be used. All use is to be carefully planned and studies must be conducted in such a manner as to minimize or avoid pain, distress, or discomfort to the animals. As the health and well-being of all animals under our care is a paramount concern, any proposed use of animals shall be thoroughly evaluated before being undertaken.

Polarity expects all third party organizations that it engages to conduct animal- based research in a manner that is consistent with all applicable laws, regulations and relevant ethical guidelines.

11. TRAINING AND COMPLIANCE COMMITMENTS

To ensure that POLARITY Personnel are prepared to perform their duties effectively and in compliance with our requirements, the Company provides appropriate instruction and training. POLARITY Personnel are expected to complete required training and acknowledge, in writing, that they understand and will comply with relevant laws, rules and regulations, as well as this Code and other Company policies and procedures.

In addition, supervisors are responsible for taking the steps necessary to oversee legal compliance in their respective groups and among their reports and are responsible for the completion of all designated training requirements by POLARITY Personnel under their supervision.

12. PERSONAL RESPONSIBILITY: Asking Questions, Submitting Complaints and Reporting Potential Violations

12.1 Asking Questions

It is recognized that our Code cannot address all issues that you might have or situations that you might encounter. There will be occasions when you are confronted with a situation or circumstances where a judgment must be made as to whether an action is appropriate or not. When in doubt or uncertain about the legality or ethics of taking or not taking certain actions, contact your supervisor, the Company's Compliance Department or Legal Department for advice and guidance. If you do not feel comfortable contacting any of the above or if you would like to have your question or concern addressed in an anonymous manner, you can also use the **Hotline at (###) ###-####** or submit your question to **[email]**.

12.2 Submitting Complaints and Reporting Potential Violations

We all have an interest in helping our Company to be successful, as well as a responsibility to protect our colleagues and our Company from harm. All POLARITY Personnel have a duty to promptly report concerns about suspected violations of our Code, our policies and procedures, and any applicable laws and regulations. A failure to report a known or suspected violation of this Code is a Code violation in itself. In addition, under federal law, there are mandatory disclosure requirements whenever, in connection with the award, performance or closeout of a prime federal government contract or any subcontract under that prime contract, the contractor has credible evidence that a principal, employee, agent or subcontractor of the contractor has committed a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity violations, a violation of the civil False Claims Act, or significant overpayments by the government. Furthermore,

under the Anti-Kickback Act of 1986, there are mandatory disclosure requirements relating to any attempt to solicit, provide or accept, or attempt to do any of the above, by both prime contractors and subcontractors in connection with federal government contracts and subcontracts.

POLARITY Personnel may report known or suspected violations of this Code and the legal requirements it covers to his or her manager, Human Resources, and/or to Polarity' General Counsel. Employees may also report Code violations or any compliance-related concerns through the **Polarity Hotline at (###) ###-###** or by going to the **Polarity Intranet and clicking on [ ]** or by going to [ ] **and selecting "file a report".**
Such reports may be made anonymously.

It is recognized that it is difficult in some situations to ascertain the correct answer to a particular situation. When faced with an unfamiliar or uncomfortable situation, keep the following points in mind:

- **Always ask first:** If you are unsure of what to do in any situation, seek guidance before you act.
- **Ask yourself:** What specifically am I being asked to do? Does it seem unethical, illegal or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if you have any questions, seek guidance.
- **Clarify your responsibility and role.** In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the issue.
- **When in doubt, you should discuss the issue with your supervisor.** In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help resolve issues.

In the unusual case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor or Human Resources representative, you may seek guidance from the Company's Compliance and Legal Department or use the **Polarity Ethics and Compliance Hotline at (###) ###-####** or **by email to [email address]** to report compliance issues in an anonymous manner. If your situation requires that your identity be kept secret, your anonymity will be protected to the extent that it is feasible. Complaint investigations will be handled discreetly and resulting information will be disclosed to others only as considered necessary or appropriate under the circumstances, or as required by law.

13. POLICY AGAINST RETALIATION

Polarity prides itself on a culture in which all POLARITY Personnel can raise concerns openly and respectfully. The Company is committed to providing a safe environment in which important issues can be raised and addressed. *The Company will not tolerate retaliation against any employee who has made a report or complaint in good faith about actual or potential violations of our Code, including discrimination, harassment, wrongdoing and violations of law or company policies or procedures to appropriate Company managers, or who has cooperated in the investigation of such a report or complaint.* Retaliation includes any employment decision or other conduct made with the intent to punish an employee for submitting a complaint or assisting in a Company investigation, as well as any decision or conduct that might have discouraged an employee from submitting a complaint or cooperating in an investigation.

The Company will take disciplinary action, up to and including discharge and/or termination of contract, against any person who threatens or engages in any form of retaliation, harassment or retribution against any other person who has reported or who is considering the filing of a report of actual or potential wrongdoing. It should be noted that the reporting of wrongdoing will not insulate the person that makes the report from responsibility for any role that they played in the wrongdoing or from ongoing or future performance-related issues. Prompt reporting and forthright disclosure may, however, serve as a mitigating factor in the determination of consequences to the reporting employee.

It should also be noted that the Company recognizes the potentially serious impact of a false accusation. Employees are expected, as part of the ethical standards required by this Code, to act responsibly in making complaints and/or reporting potential violations of this Code. Making a complaint or report without a good faith basis is itself a violation of this Code. Any employee who makes a complaint or report in bad faith will be subject to appropriate disciplinary action.

14. VIOLATION OF THE POLARITY CODE OF CONDUCT AND BUSINESS ETHICS

Reports of actual or suspected violations of our Code will be investigated or otherwise addressed promptly. Violations will result in appropriate corrective action, up to and including termination of employment or contracts, depending upon the circumstances. The General Counsel and/or Chief Compliance Officer shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code, provided however, that the Board of Directors shall determine actions to be taken in connection with violation of the Code by members of the Board of Directors or Executive Officers of the Company. Such disciplinary actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code.

In determining what action is appropriate in a particular case, the General Counsel or Chief Compliance Officer or Board of Directors shall take into account all relevant information.

15. DISSEMINATION AND AMENDMENT OR WAIVER OF THIS CODE OF CONDUCT AND BUSINESS ETHICS

The Company will distribute this Code to all POLARITY Personnel and make it available to them via the Company's website. All POLARITY Personnel must acknowledge that they have read and understood the Polarity Code and that they will comply with all terms.

Polarity reserves the right to amend or alter this Code at any time and for any reason; provided that any amendment shall be promptly disclosed to the extent and in the manner required by SEC rules. The Polarity' Board of Directors must approve any material amendment of this Code, following review by its Nominating and Governance Committee. Furthermore, the Audit Committee of the Board of Directors must approve any material amendment of this code that relate to any element of the "code of ethics" definition enumerated in Item 406(b) of

Any waiver of this Code for the Company's Directors or executive officers may be made only by the Company's Board of Directors and shall be promptly disclosed, along with the reasons supporting such waiver, to the extent and in the manner required by SEC and Nasdaq rules.

This Code does not constitute an employment contract between the Company and any POLARITY Personnel. This Code shall qualify as our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder as applied to the Company's principal executive officer, principal financial officer, controller or principal accounting officer, and any other employee who performs a similar function. It shall also constitute our Code of Business Ethics and Conduct as required by 48